Exhibit 10.5

AGREEMENT
REGARDING DEFERRED COMPENSATION PLAN

This Agreement Regarding Deferred Compensation Plan (this “Agreement”) is made by and between Business Bank of California (the “Bank”) and Charles O. Hall (“Hall”) as of the 27th day of June, 2003.

Recitals

A.            Hall is a participant in the Metro Commerce Bank, N.A. Deferred Compensation Plan dated January 1, 1994 (the “Plan”).  Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Plan.

B.            As a result of a Change in Control that occurred effective December 31, 2001, the Bank is the successor to Metro Commerce Bank and is bound by the terms of the Plan.

C.            As of December 31, 2001, Hall’s Account Balance (in which he is 100% vested as a result of the Change in Control) was $143,467.53 (together with any interest accrued on such amount in accordance with the terms of the Plan from and after December 31, 2001, the “Frozen Amount”).

D.            The Bank and Hall are entering into a separate Supplemental Executive Retirement Agreement (the “SERP”) simultaneously herewith pursuant to which the Bank will pay certain retirement benefits to Hall on the terms and conditions set forth therein.

Agreement

In consideration of the Bank entering into the SERP, the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and Hall agree as follows:

1.                                       Hall’s Account Balance in the Plan shall be reduced by the Frozen Amount (and Hall shall forfeit any and all right, title and interest in or to the Frozen Amount) immediately, without any requirement of notice, upon Hall becoming 100% vested in and entitled to receive the On-Time Retirement Benefit (as defined in the SERP) for any reason; provided, however, that should Hall’s employment with the Bank be terminated For Cause (as defined in the SERP) such that Hall is denied all or a portion of the On-Time Regular Benefit after having become 100% vested, Hall’s Account Balance shall not be reduced by the Frozen Amount (the parties acknowledge and agree that the terms of the Plan provide that since Hall is now 100% vested in the Frozen Amount portion of the Account Balance, he would, except as otherwise provided herein, be entitled to the Frozen

Amount even if his employment is later terminated for Cause (as defined in the Plan)).

2.                                       Hall shall not be entitled to receive distributions from the Account Balance that would result in the Account Balance being less than the Frozen Amount until and unless Hall has acknowledged to the Bank in writing that he is not, and will not be, entitled to receive the full On-Time Regular Benefit pursuant to the SERP.  In the event that Hall does begin receiving distributions from the Account Balance in accordance with the terms of the Plan prior to Hall making the acknowledgement contemplated hereby, the Account Balance shall be calculated for the purposes of making such distributions as if the Frozen Amount had already been deducted.

3.                                       Any provisions of the plan the contrary notwithstanding, from and after the date hereof, (a) Hall shall no longer be required to defer the amounts set forth on Schedule A to the Plan or any other minimum amount in order to remain a Participant in the Plan, (b) the Bank shall not be required to contribute the amounts set forth on Schedule A to the Plan or any other amounts to Hall’s Account Balance from and after the date hereof and (c) Section 3.11 of the Plan shall no longer apply to Hall’s participation in the Plan (i.e., Section 3.11 shall be deleted from the Plan as it applies to Hall).  Furthermore, Hall and the Bank waive the application of Section 3.11 of the Plan to any failure by Hall to defer the amounts set forth on Schedule A to the Plan for any Plan Year prior to and including 2003 and agree that Hall shall remain a Participant in the Plan notwithstanding any such failure.

4.                                       This Agreement shall not have any effect upon Hall’s right to the portion of the Account Balance resulting from Annual Deferral Amounts, Bank contributions, if any, and earnings thereon for periods after December 31, 2001 in accordance with the terms of the Plan.

5.                                       To the extent that the terms of the Plan are inconsistent with or conflict with the terms of this Agreement, this Agreement shall govern.  Except as modified hereby, the Plan as it applies to Hall shall remain in full force and effect in accordance with its terms.

6.                                       This Agreement shall be binding upon and shall inure to the benefit of the Bank and its successor and assigns and Hall and his Beneficiaries and their permitted successors and assigns.

[Signature Page Follows]

In witness whereof, the Bank and Hall have executed this Agreement as of the date first written above.

BUSINESS BANK OF CALIFORNIA

By:

Its:

Charles O. Hall